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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2004

DIVIDEND CAPITAL TRUST INC.
(Exact name of small business issuer as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700
Denver, CO 80202
(Address of principal executive offices)

(303) 228-2200
(Registrant's telephone number)

Item 2. Acquisition or Disposition of Assets

        Purchase of Memphis Trade Center III.    On June 22, 2004, we acquired a fee interest in a building totaling 708,800 square feet located in Memphis, Tennessee. The building is 100% leased to two tenants. One of the tenants, Johnson & Johnson Health Care Systems, Inc., has the option to require us to build out additional expansion space between 150,000 and 350,000 square feet on or before January 1, 2005. Upon completion of the build out, the tenant would be required to lease both the original premises and additional expansion space for at least ten years following the expansion commencement date. The total estimated cost of the building was approximately $24.5 million (which includes an acquisition fee of $242,000 that is payable to Dividend Capital Advisors LLC (the "Advisor") an affiliate), which was paid from proceeds from our public offering.

        Memphis Trade Center III was acquired from an unrelated third party. The purchase price of this acquisition was determined through negotiations between the seller and the Advisor. The total cost of the acquisition may increase by additional costs which have not yet been finally determined. We expect additional costs to be immaterial.

Item 7. Financial Statements and Exhibits.

        To be filed by amendment. Pursuant to Item 7 of Form 8-K, the registrant hereby undertakes to file financials statements filed in response to this item on an amendment to the Current Report on Form 8-K no later than 60 days after July 7, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.
July 7, 2004	By:	/s/ EVAN H. ZUCKER Evan H. Zucker Chief Executive Officer

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements and Exhibits.
SIGNATURES